Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated November 14, 2019

Registration Number 333-230982

GENPACT LUXEMBOURG S.À R.L.

GENPACT LIMITED

$400,000,000 3.375% Senior Notes due 2024

Pricing Term Sheet

November 14, 2019

The information in this pricing term sheet supplements the Company’s preliminary prospectus supplement, dated November 14, 2019 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Genpact Luxembourg S.à r.l.

Guarantor:	Genpact Limited

Expected Ratings (Moody’s / S&P)*:	Baa3 / BBB-

Security Title:	3.375% Senior Notes due 2024

Offering Format:	SEC registered

Pricing Date:	November 14, 2019

Settlement Date:	November 18, 2019 (T+2)

Maturity Date:	December 1, 2024

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2020

Principal Amount:	$400,000,000

Benchmark Treasury:	UST 1.500% due October 31, 2024

Benchmark Treasury Price / Yield:	99-12 1⁄4 / 1.630%

Spread to Benchmark Treasury:	+175 bps

Yield to Maturity:	3.380%

Coupon:	3.375%

Public Offering Price:	99.976% of the principal amount, plus accrued interest, if any, from November 18, 2019

Optional Redemption Provisions:

Make-Whole Call:	Prior to November 1, 2024, T+30 bps

Par Call:	On or after November 1, 2024

CUSIP / ISIN:	37254B AC4 / US37254BAC46

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC BofA Securities, Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC
*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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